Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

March 4, 2015

Among

AMBER ROAD, INC.,

as Borrower,

KEYBANK NATIONAL ASSOCIATION,

as Lender.

$5,000,000 Revolving Facility

$20,000,000 Term Loan

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C-1	Form of Subsidiary Guaranty
Exhibit C-2	Form of Security Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Solvency Certificate

-iv-

EXECUTION COPY

THIS CREDIT AGREEMENT (as hereafter amended, supplemented, amended and restated or otherwise modified, this “Agreement”) is entered into as of March 4, 2015 between (i) AMBER ROAD, INC., a Delaware corporation (the “Borrower”) and (ii) KEYBANK NATIONAL ASSOCIATION, as the lender (the “Lender”).

RECITALS:

WHEREAS, pursuant to a Merger Agreement dated as of March 4, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement, the “Target Acquisition Agreement”), among the Borrower, Ecvision (International) Inc. (“Target”), Project 20/20 Acquisition Corp. and Fortis Advisor LLC on behalf of the shareholders, as the shareholder representative (the “Seller”), the Borrower has agreed to acquire all outstanding Equity Interests of the Target for an aggregate purchase price of $32,250,000 (the “Target Purchase Price”), subject to post-closing adjustments as set forth in the Target Acquisition Agreement (the “Target Acquisition”);

WHEREAS, in connection with the Target Acquisition, and for the other purposes specified in Section 5.06(a) and subject to the terms and conditions of this Agreement, the Borrower desires to obtain from the Lender Revolving Loans and Letters of Credit pursuant to the Revolving Commitment and a Term Loan pursuant to the Term Loan Commitment;

WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to make the Loans to the Borrower and issue Letters of Credit as set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Account” has the meaning set forth in the Security Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interest of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Security Documents” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the offered rate appearing on Reuters Screen LIBOR01 Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Lender from time to time) that displays an average ICE Benchmark Administration Limited (or any successor thereto) interbank offered rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/100th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Lender, to be the average (rounded to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Adjusted Quick Ratio” means, as of any date of determination, the ratio of (a) Quick Assets to (b) Quick Liabilities minus the current portion of Deferred Revenue, in each case, determined in accordance with GAAP.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the Lender shall not in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Revolving Facility Exposure at such time and (ii) the aggregate principal amount of the Term Loans outstanding at such time.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Applicable Margin” means (a) with respect to any Eurodollar Loan, 3.5% per annum and (b) with respect to any Base Rate Loan, 1.5% per annum.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions (i) of inventory in the ordinary course of business, (ii) of obsolete, worn-out or excess furniture, fixtures or equipment that is, in the reasonable business judgment of the Borrower, no longer used or useful in the ordinary course of business of the Borrower, (iii) of Accounts in connection with the compromise or collection thereof in the ordinary course of business, (iv) consisting of the termination of real property leases in the ordinary course of business, (v) consisting of the lapse or abandonment of Intellectual Property no longer useful in the business of the Borrower or its Subsidiaries or (vi) consisting of the sale or issuance of the Borrower’s Equity Interests, so long as any such sale or issuance does not result in a Change in Control.

“Authorized Officer” means, with respect to any Person, any of the following officers: the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer, the Assistant Treasurer or the Controller, or such other Person as is authorized in writing to act on behalf of such Person and is acceptable to the Lender. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Banking Services Obligations” means all obligations of the Credit Parties, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of commercial credit cards, stored value cards, or treasury management services (including controlled disbursement automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services) by the Lender (or any of its Affiliates) to any Credit Party

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for a one moth Interest Period on such day plus 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrowing” means a Revolving Borrowing or a Term Borrowing.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interest (other than dividends or distributions payable solely in Equity Interests, warrants to purchase Equity Interests or split-ups or reclassifications of Equity Interests into additional shares of Equity Interests).

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including amounts expended or capitalized under Capital Leases) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Borrower and its Subsidiaries; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased within 90 days of the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Asset Sales that are not required to be utilized for mandatory prepayments hereunder, (iv) expenditures that are accounted for as capital expenditures by Borrower or any of its Subsidiaries and that actually are paid for, or reimbursed to Borrower or any of its Subsidiaries in cash or Cash Equivalents, by any other Person other than Borrower or any of its Subsidiaries and for which neither the Borrower nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such other Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by Borrower or any of its Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures to the extent constituting any portion of an Acquisition of assets, (vii) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (viii) expenditures financed with the proceeds of an issuance of Equity Interests of the Borrower or any of its Subsidiaries or a capital contribution to the Borrower or any of its Subsidiaries or (ix) expenditures financed with the proceeds of Indebtedness permitted under this Agreement.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, (i) to deposit into a cash collateral account maintained with (or on behalf of) the Lender, and under the sole dominion and control of the Lender including, without limitation, the LC Collateral Account, or (ii) to pledge and deposit with or deliver to the Lender, as collateral for LC Outstandings, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support; in each case pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dividend” means a Capital Distribution by a Person payable in cash to the holders of the Equity Interests of such Person with respect to any class or series of Equity Interest of such Person.

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) the Lender, (y) any commercial bank of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating (at the time of acquisition thereof) from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition;

(iii) commercial paper issued by the Lender or Approved Bank or by the parent company of the Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A-2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 270 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with the Lender or Approved Bank having a term of not more than 90 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii);

(ix) equivalent investment utilized by Foreign Subsidiaries of a type analogous to those described in the foregoing clauses (i) through (viii).

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower or any Subsidiary from such Asset Sale, (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss and (iii) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by the Borrower or any Subsidiary in connection with the issuance or incurrence of such Indebtedness.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Control” means (i) any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect) acquires shares representing more than 50% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Borrower; (ii) during any consecutive 12 month period, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the Board of Directors of the Borrower nor (B) appointed by directors so nominated; (iii) the Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each Subsidiary Guarantor (or, in the case of any Subsidiary that is a non-wholly owned Subsidiary as of the Closing Date, not less than the percentage of the Equity Interests of such Subsidiary owned and controlled, directly or indirectly, by the Borrower as of the Closing Date), except pursuant to a transaction not otherwise prohibited by this Agreement or (iv) the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided in Section 9.18.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” means March 4, 2015.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral (whether Real Property or personal property) covered by any Security Document.

“Collateral Access Agreement” means a landlord’s waiver, mortgagee’s waiver or bailee’s waiver, or other agreement each in form and substance reasonably satisfactory to the Lender, between the Lender and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of or mortgagee with respect to any real property where any Collateral is located, and providing, among other things, for waiver of Lien, certain notices and opportunity to cure and access to Collateral, delivered by a Credit Party in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commitment” means the Revolving Commitment and the Term Commitment.

“Commitment Fees” has the meaning provided in Section 2.09(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Subsidiaries.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 9.13(b).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (i) the sum of the amounts for such period included in determining such Consolidated Net Income of (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation and Amortization Expense, and (D) extraordinary and other non-recurring non-cash losses and charges, less (ii) (A) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and (B) any interest income; provided, however, that Consolidated EBITDA for any Testing Period shall (y) include the EBITDA for any Person or business unit that has been acquired pursuant to a Permitted Acquisition by the Borrower or any of its Subsidiaries for any portion of such Testing Period prior to the date of such Acquisition, so long as such EBITDA has been verified by appropriate audited financial statements or other financial statements acceptable to the Lender and (z) exclude the EBITDA for any Person or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such Testing Period prior to the date of disposition.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Net Income” means for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.08.

“Control Agreements” has the meaning set forth in the Security Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Event” means the making of any Borrowing or any LC Issuance.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lender shall make Revolving Loans to the Borrower and shall issue Letters of Credit for the account of the LC Obligors pursuant to the Revolving Commitment, (ii) the Lender shall make a Term Loan to the Borrower pursuant to the Term Commitment.

“Credit Facility Exposure” means at any time the sum of (i) the Revolving Facility Exposure at such time, and (ii) the outstanding aggregate principal amount of the Term Loan at such time.

“Credit Party” means the Borrower or any Subsidiary Guarantor.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.07(a)(i) or Section 2.07(b)(i), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to section 2.07(a)(i).

“Deferred Revenue” means all amounts received, invoiced or owing in advance of performance under contracts and/or Accounts and not yet recognized as revenue.

“Deposit Account” has the meaning set forth in the Security Agreement.

“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Borrower or any other Credit Party is a party and as to which Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Lender, has been designated as a Designated Hedge Agreement so that the Borrower’s or such Credit Party’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents to the extent the Guaranty and such Security Documents provide guarantees or security for creditors of the Borrower or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Creditor” means the Lender or Affiliate of the Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with the Lender or Affiliate of the Lender.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of (i) interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases), (ii) income tax expense (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), (iii) depreciation and amortization expense and (iv) extraordinary and other non-recurring non-cash losses and charges, less (A) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains and (B) any interest income, in each case as determined in accordance with GAAP.

“Eligible Accounts” means, at any time, the Accounts of the Borrower excluding any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Lender, subject only to (i) Liens in favor of the Lender and (ii) Standard Permitted Liens which do not have priority over the Lien in favor of the Lender;

(b) with respect to which the applicable account debtor has not paid in full within 90 days after the original due date or which has been written off the books of Borrower or otherwise designated as uncollectible by Borrower;

(c) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(d) which does not arise from the sale of goods or performance of services in the ordinary course of business;

(e) which is owed by an account debtor which (i) has applied for or is the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such account debtor or its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, under any insolvency laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) is insolvent, or (vi) ceased operation of its business;

(f) which is owed in any currency other than U.S. or Canadian dollars, Euros, Pounds Sterling or Hong Kong Dollars;

(g) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; or

(h) which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, Canada or any province thereof, the United Kingdom, the jurisdiction of a member state of the EU or Hong Kong.

“Environmental Claims” means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower or a Subsidiary of the Borrower, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such Person.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Borrower or any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a

Plan; (iii) the institution of any steps by the Borrower or any Subsidiary or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $2,000,000; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) that a Plan has Unfunded Benefit Liabilities exceeding $2,000,000; (vi) the cessation of operations at a facility of the Borrower or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vii) the conditions for imposition of a Lien under Section 303(a) of ERISA shall have been met with respect to a Plan; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; (x) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or (xi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Existing Credit Agreement” means that certain Loan and Security Agreement, dated as of April 10, 2013, as amended by that certain Waiver and First Amendment to Loan and Security Agreement dated as of December 30, 2013, between the Borrower and Silicon Valley Bank.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.09.

“Financial Officer” means the chief executive officer, the president or the chief financial officer of the Borrower.

“Financial Projections” has the meaning provided in Section 5.07(b).

“Flow of Funds Memorandum” means the flow of funds memorandum delivered by the Borrower to the Lender on the Closing Date.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than the capital stock or indebtedness of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

“Hedging Obligations” means all obligations of any Credit Party under and in respect of (i) any Hedge Agreements entered into with any Secured Hedge Provider or (ii) any Designated Hedge Agreement.

“Indebtedness” of any Person means without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) all obligations on account of letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person with respect to asset securitization financing; (x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (xi) all net obligations of such Person under Hedge Agreements; (xii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and (xiii) all Guaranty Obligations of such Person; provided, however, that (y) neither trade payables (other than trade payables outstanding for more than 90 days after the date such trade payables were created), deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 9.02.

“Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States and the petition is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Intellectual Property” has the meaning given thereto in the Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement in form and substance reasonably acceptable to the Lender.

“Interest Period” means, with respect to each Eurdollar Loan, a period of one, two, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date or the Term Loan Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand and accounts receivable generated in the ordinary course of business), capital contribution or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

“IRS” means the United States Internal Revenue Service.

“LC Collateral Account” has the meaning given thereto in Section 2.04(g).

“LC Commitment Amount” means $2,000,000.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.09(b) or Section 2.09(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means the Lender or any of its Affiliates.

“LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Request” has the meaning provided in Section 2.04(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Lender Fee Letter” means the fee letter dated as of the date hereof between the Borrower and the Lender.

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.04 for the account of any LC Obligor.

“Leverage Ratio” means the ratio as of the last day of any Testing Period of (i) the total amount of Indebtedness outstanding under the Credit Facility to (ii) T4Q Adjusted EBITDA for such Testing Period.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan or Term Loan.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents, the Lender Fee Letter, the Intercompany Subordination Agreement (if any), the Compliance Certificate, the Flow of Funds Memorandum, any subordination agreements and each Letter of Credit and each other LC Document.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower or the Borrower and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower or any other Credit Party to perform its obligations under any of the Loan Documents to which it is a party, or any material adverse effect on the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under any of the Loan Documents to which they are party; (iii) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party; (iv) any material adverse effect on the rights and remedies of the Lender under any Loan Document; or (v) any material adverse effect on the validity, perfection or priority of any Lien in favor of the Lender on any of the Collateral.

“Material Contract” means each contract or agreements to which the Borrower or any of its Subsidiaries is a party (i) that is with any Material Customer or (ii) that if breached or cancelled could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as whole.

“Material Customer” means the top 10 customers of the Borrower and its Subsidiaries.

“Material Indebtedness” means, as to the Borrower or any of its Subsidiaries, any particular Indebtedness of the Borrower or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $100,000.

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.

“Material Foreign Subsidiary” means (a) Target and (b) any other Foreign Subsidiary whose total assets (as determined in accordance with GAAP) have a book value in excess of $10,000,000.

“Maximum Rate” has the meaning provided in Section 9.18.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $100,000, with minimum increments thereafter of $50,000, (ii) with respect to any Eurodollar Loan, $500,000, with minimum increments thereafter of $100,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a Mortgage, Deed of Trust or other instrument in form and substance reasonably satisfactory to the Lender, executed by a Credit Party with respect to a Mortgaged Real Property, as the same may from time to time be amended, restated or otherwise modified.

“Mortgaged Real Property” means each of the parcels of real property set forth on Schedule 2 hereto, or interests therein, owned by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) expenses of sale incurred in connection with such Asset Sale, and other fees and expenses incurred, and all taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale and (B) amounts provided as a reserve, in accordance with GAAP, against liabilities under any purchase price adjustment associated with such Asset Sale, provided, upon release from such reserve, the amount released shall be considered Net Cash Proceeds; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) expenses incurred in connection with such Event of Loss, and taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Event of Loss and required to be, and which is, repaid under the terms thereof as a result of such Event of Loss, and (iii) the incurrence or issuance of any Indebtedness, the Cash Proceeds resulting therefrom net of fees and expenses incurred in connection therewith and net of the repayment or payment of any Indebtedness or obligation intended to be repaid or paid with the proceeds of such Indebtedness; in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Note” means a Revolving Facility Note or a Term Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.05(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.08(b).

“Notice Office” means the office of the Lender at 1301 Fifth Avenue, 25th Floor, Seattle, WA 98101, Attention: Key Agency Services (email: agent_servicing@keybank.com), or such other office as the Lender may designate in writing to the Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Lender pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Without limiting the generality of the foregoing description of Obligations, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by the Credit Parties under any Loan Document, (b) Banking Services Obligations, (c) Hedging Obligations and (d) the obligation to reimburse any amount in respect of any of the foregoing that the Lender, in connection with the terms of any Loan Document, may elect to pay or advance on behalf of the Credit Parties.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Payment Office” means the office of the Lender at 1301 Fifth Avenue, 25th Floor, Seattle, WA 98101, Attention: Key Agency Services (email: agent_servicing@keybank.com), or such other office(s), as the Lender may designate to the Borrower in writing from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the Security Agreement.

“Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:

(i) such Acquisition involves a line or lines of business that is or are complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date, or a reasonable extension thereof;

(ii) the aggregate Consideration for such Acquisition shall not exceed $5,000,000 and, when added together with the aggregate Consideration for all other Permitted Acquisitions made since the Closing Date, shall not exceed $20,000,000;

(iii) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(iv) the Borrower would, after giving effect to such Acquisition, on a pro forma basis (as determined in accordance with subpart (v) below), be in compliance with the financial covenants contained in Section 7.07;

(v) the Lender shall have received reasonable advance notice of such proposed Acquisition at least five Business Days prior to the consummation thereof (or such later date as may be agreed by the Lender) and on or prior to the date of such proposed Acquisition, the Lender shall have received copies of the acquisition or merger agreement and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches, to the extent previously prepared or obtained) to be entered into in connection therewith, copies of any due diligence materials prepared and/or received in connection with such Acquisition and any other information reasonably requested by the Lender at least five Business Days prior to the consummation thereof;

(vi) at least five Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds $2,000,000, the Borrower shall have delivered to the Lender (A) a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a pro forma basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrower and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements relating to the business or Person to be acquired and such other information as the Lender may reasonably request;

(vii) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws; and

(viii) the Borrower shall cause any Subsidiary acquired or formed in connection with such Acquisition and any assets acquired pursuant to such Acquisition, to the extent applicable, to comply with the provisions of Sections 6.09 and 6.10 of this Agreement.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Foreign Subsidiary Loans” means loans and investments by a Credit Party to or in a Foreign Subsidiary made on or after the Closing Date, so long as the aggregate amount of all such loans and investments (less repayment of such loans and return on investments) by all Credit Parties does not, at any time, exceed (A) $25,000,000.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multi-Employer Plan or Single-Employer Plan.

“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Quick Assets” means, on any date, (i) Borrower’s consolidated, unrestricted cash and Cash Equivalents, in each case subject to a perfected, first priority Lien in favor of the Lender plus (ii) the Borrower’s Eligible Accounts.

“Quick Liabilities” means all obligations of the Borrower that are or should be required under GAAP to be classified as liabilities on the consolidated balance sheet of the Borrower, including without limitation, the then current portion of the Term Loan facility and the then-current portion of any deferred earn-out obligations under or relating to the Target Acquisition and any other Acquisition.

“RCRA” means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Restricted Payment” means (i) any Capital Distribution; or (ii) any amount paid by the Borrower or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower on a given date (or resulting from Conversions or Continuations on a given date), having in the case of any Eurodollar Loans the same Interest Period.

“Revolving Commitment” means $5,000,000.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means the sum of (i) the principal amount of Revolving Loans and outstanding at such time, and (ii) the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Termination Date” means the earlier of (i) March 4, 2018 or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Loan” means any loan made by the Lender pursuant to Section 2.02.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over the Borrower and its Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Scheduled Repayment” has the meaning provided in Section 2.11(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Security Agreement” has the meaning provided in Section 4.01(iv).

“Security Documents” means the Security Agreement, each Mortgage, each Additional Security Document, any UCC financing statement, any Control Agreement, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Lender as security for any of the Obligations.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Standard Permitted Lien” means any of the following: (i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness; (iii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h); (iv) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (v) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement; (vi) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect; (vii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease and precautionary UCC filings) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); (viii) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition or the acquisition of other assets to the extent not otherwise prohibited by the terms hereof in an amount not to exceed $2,000,000; (ix) Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and (x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Lender.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to the Subsidiary Guaranty. Schedule 1 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Subsidiary Guaranty” has the meaning provided in Section 4.01(iii).

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“T4Q Adjusted EBITDA” means, for any period, Consolidated EBITDA plus (i) non-cash, stock-based compensation expense for such period, plus (ii) the change in fair value of the Borrower’s warrant liability and contingent consideration liability in such period, plus (iii) severance costs incurred in such period, plus (iv) compensation expense for such period related to loan forgiveness for certain executives, plus (v) the year over year change in deferred revenues (as determined in accordance with GAAP), plus (vi) the lesser of (a) sales and marketing expenses for the trailing twelve month period in excess of 20% of revenue (as determined in accordance with GAAP) for such trailing twelve month period and (b) $10,000,000.

“Target” has the meaning ascribed thereto in the preamble hereto.

“Target Acquisition” has the meaning ascribed thereto in the preamble hereto.

“Target Acquisition Agreement” has the meaning ascribed thereto in the preamble hereto.

“Target Acquisition Documents” means the Target Acquisition Agreement, including all schedules, exhibits and annexes thereto, and each other agreement entered into in connection with the Target Acquisition effecting the terms thereof.

“Taxes” means has the meaning provided in Section 3.03(a).

“Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Borrower on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means $20,000,000.

“Term Loan” means any loan made by the Lender pursuant to Section 2.03.

“Term Loan Maturity Date” means March 4, 2018.

“Term Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Title Company” has the meaning specified in Section 6.10(c)(i).

“Title Policy” has the meaning specified in Section 6.10(c)(i).

“Total Credit Facility Amount” means the aggregate of the Revolving Commitment and the Term Loan Commitment. As of the Closing Date, the Total Credit Facility Amount is $25,000,000.

“Transaction Documents” means, collectively, the Loan Documents and the Target Acquisition Documents and includes all schedules, exhibits and annexes thereto and all side letters and agreements effecting the terms thereof or entered into in connection therewith.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.04(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Revolving Commitment” means the excess of (i) the Revolving Commitment at such time over (ii) the Revolving Facility Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Lender notifies the Borrower that it wishes to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender, the Borrower and the Lender agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice. Notwithstanding the foregoing, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (b) all leases treated as operating leases on the date hereof shall continue to be treated as operating leases notwithstanding any change in GAAP after the date hereof.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced, and (g) any amounts referred to in this Agreement or in any of the other Loan Documents shall paid or denominated in Dollars, unless otherwise specified.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Lender agrees to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount.

Section 2.02 Revolving Facility. During the Revolving Facility Availability Period, the Lender agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to the Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case, denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure would exceed the Revolving Commitment or (B) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.11(c).

Section 2.03 Term Loan. On the Closing Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make the Term Loan to the Borrower pursuant to the Term Commitment, which Term Loan: (i) can only be incurred on the Closing Date in an amount not exceeding the Term Commitment; (ii) once prepaid or repaid, may not be reborrowed, (iii) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.11(b); and (v) shall not exceed the Term Commitment.

Section 2.04 Letters of Credit.

(a) LC Issuances. During the Revolving Facility Availability Period, the Borrower may request an LC Issuer at any time and from time to time to issue, for the account of the Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such LC Issuer and the Lender; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure would exceed the Revolving Commitment, or (iii) the Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.11(c) hereof. Subject to Section 2.04(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) 364 days from the date of issuance thereof, or (z) 15 days prior to the Revolving Facility Termination Date.

(b) LC Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Lender and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Lender) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lender shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Lender and the Borrower written notice of such LC Issuance of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Lender a quarterly (or monthly if requested by the Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f) Reimbursement Obligations.

(i) The Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit (i) not later than 1:00 P.M. (New York time), on the date that such Unpaid Drawing is made, if the Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) shall have received notice of such Unpaid Drawing prior to 11:00 A.M. (New York time), on such date, or (ii) if such notice has not been received by the Borrower (or any such other LC Obligor) prior to such time on such date, then not later than 1:00 P.M. (New York time) on (a) the Business Day that the Borrower (or any such other LC Obligor) receives such notice, if such notice is received prior to 11:00 A.M. (New York time), on the day of receipt, or (b) the Business Day immediately following the day that the Borrower (or any such other LC Obligor) receives such notice, if such notice is not received prior to such time on the day of receipt, such payment to be made in Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.07(a)(i) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing, (y) the Lender shall, unless it is legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer or the Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(g) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender, in the name of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% the total LC Outstandings as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in Section 8.01(i). Such deposit shall be held by the Lender as collateral for the payment and performance of the Obligations. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Borrower hereby grants the Lender a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option of the Lender with the consent of the Borrower (such consent not to be unreasonably withheld) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Lender to reimburse the LC Issuers for Unpaid Drawings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the total LC Outstandings at such time or, if the maturity of the Revolving Loans has been accelerated, be applied to satisfy other Obligations.

Section 2.05 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Lender at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, and (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Lender may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice reasonably believed by the Lender to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Lender’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day (other than with respect to a Term Borrowing made on the Closing Date) by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.06 Evidence of Obligations.

(a) Loan Accounts. The Lender shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and applicable interest rate, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower, and (iv) the other details relating to the Loans, Letters of Credit and other Obligations.

(b) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.06(a) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Lender to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(c) Notes. The Borrower will execute and deliver to the Lender (i) a Revolving Facility Note to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by the Lender, and (ii) a Term Note to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by the Lender.

Section 2.07 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by the Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(b) Interest on Term Loan. The outstanding principal amount of the Term Loan made by the Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as all of any part of the Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as all or any portion of the Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(c) Default Interest. Notwithstanding the above provisions, (A) automatically upon the occurrence of an Event of Default under Sections 8.01(a) or (h) and (B) upon the election of the Lender if an Event of Default other than an Event of Default as to which the foregoing clause (A) is applicable has occurred and is continuing, then, in each case, (i) the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Loan and all fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Lender (which notice the Lender may give in its discretion), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(d) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, and (iii) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity on demand.

(e) Computations of Interest. All computations of interest on Eurodollar Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

Section 2.08 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, any Conversion of Eurodollar Loans into Base Rate Loans made on any day other than the last day of an Interest Period for such Eurodollar Loans shall be subject to Section 3.02.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Lender at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Lender may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice reasonably believed by the Lender to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Lender’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.09 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Lender as consideration for the Revolving Commitment, commitment fees (the “Commitment Fee”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, equal to 0.50% per annum on the average daily unused amount of the Revolving Commitment during the preceding calendar quarter. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(b) LC Fees. The Borrower agrees to pay to the Lender a fee in respect of each Letter of Credit issued hereunder for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the

Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(c) Fronting Fees. The Borrower agrees to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 25 bps per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d) Additional Charges of LC Issuer. The Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e) Lender Fees. The Borrower agrees to pay to the Lender, for its own account, the fees payable in the amounts and at the times as set forth in the Lender Fee Letter.

(f) Computations of Fees. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days, other than computations of interest on Base Rate Loans (which shall be made on the basis of actual number of days elapsed and a 365/366 day year).

Section 2.10 Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b) Reserved.

(c) Voluntary Termination of the Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Lender at its Notice Office, the Borrower shall have the right, without premium or penalty, to terminate in whole the Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.11 and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to the Lender) or shall Cash Collateralize all LC Outstandings in an amount equal to 105% of the amount of such LC Outstandings and shall deposit such amount in the LC Collateral Account, provided further, that a notice of termination of the Revolving Commitment may state that such notice is conditioned on the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

(d) Partial Reduction of the Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Lender at its Notice Office, the Borrower shall have the right, without premium or penalty, to partially and permanently reduce the Unused Revolving Commitment; provided, however, that (i) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Revolving Commitment would be reduced below any such limits, (ii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.11(c)(ii) or (iii), and (iii) any partial reduction shall be in the amount of at least $500,000 (or, if greater, in integral multiples of $100,00).

Section 2.11 Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subpart (f) below, from time to time. The Borrower shall give the Lender at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Lender) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Lender by (y) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $500,000 (or, if less, the full amount of such Borrowing) or an integral multiple of $100,000 in excess thereof, and (B) in the case of any prepayment of a Base Rate Loan, $100,000 (or, if less, the full amount of such Borrowing) or an integral multiple of $50,000 in excess thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(iii) in the case of any prepayment of Term Loans, such prepayment shall be applied to the Scheduled Repayments in respect of the Term Loans in the inverse order of maturity.

(b) Scheduled Repayments of Term Loans. On each of the dates set forth below, the Borrower shall repay the principal amount of the Term Loans in the amount set forth opposite such date, except that the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Section 2.11(c), a “Scheduled Repayment”):

Date	Amount of Payment
June 30, 2015	$125,000
September 30, 2015	$125,000
December 31, 2015	$125,000
March 31, 2016	$125,000
June 30, 2016	$125,000
September 30, 2016	$125,000
December 31, 2016	$125,000

Date	Amount of Payment
March 31, 2017	$125,000
June 30, 2017	$250,000
September 31, 2017	$250,000
December 31, 2017	$250,000

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.11(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, or (B) the Revolving Facility Exposure exceeds the Revolving Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Outstandings Exceed LC Commitment If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, Cash Collateralize the LC Outstandings in an amount equal to 105% of such excess and shall deposit such amount in the LC Collateral Account.

(iv) Reserved.

(v) Certain Proceeds of Asset Sales. If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales of at least $500,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.11(d) below; provided, that (A) if no Default or Event of Default shall have occurred and be continuing and (B) within 180 days of receipt of such Net Cash Proceeds, the Borrower shall have delivered to the Lender a certificate signed by a Responsible Officer notifying the Lender of its intention to reinvest all or a portion of such Net Cash Proceeds in assets that are useful in the business of the Borrower within 365 days of receipt of such Net Cash Proceeds and the amount and nature of such intended reinvestment, then no such prepayment shall be required to the extent of the amount of such Net Cash Proceeds as to which the Borrower so indicates such reinvestment will take place. If at the end of such 365 day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the Loans, as provided above. Notwithstanding anything to the contrary, so long as no Default or Event of Default is continuing, the prepayments described in this Section 2.11(c)(v) shall not be required with respect to the first $500,000 of Net Cash Proceeds received in any fiscal year from Asset Sales permitted under Section 7.02(d).

(vi) Reserved.

(vii) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of Net Cash Proceeds from any sale or issuance of any Indebtedness of the type referred to in clauses (i) or (ii) of the definition thereof (other than any Indebtedness permitted to be outstanding pursuant to Section 7.04), the Borrower will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in accordance with Section 2.11(d) below.

(viii) Certain Proceeds of an Event of Loss. If during any fiscal year of the Borrower, any Credit Party has received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss of at least $500,000, not later than the third Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrower will make a prepayment of the Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.11(d) below. Notwithstanding the foregoing, in the event any property suffers an Event of Loss and (A) the Net Cash Proceeds received in any fiscal year as a result of such Event of Loss are less than $500,000, (B) no Default or Event of Default has occurred and is continuing, (C) within 180 days of receipt of such Net Cash Proceeds, the Borrower shall have delivered to the Lender a certificate signed by a Responsible Officer notifying the Lender of its intention to rebuild or restore the affected property or reinvest all or a portion of such Net Cash Proceeds in assets that are useful in the business of the Borrower on or before the date that is 365 days after receipt of such Net Cash Proceeds and that such rebuilding or restoration or reinvestment can be accomplished during such 365 day period, and (D) the aggregate Net Cash Proceeds in such fiscal year to be reinvested pursuant to this Section 2.11(c)(viii) does not exceed $5,000,000, then no such prepayment of the Loans shall be required if the Borrower immediately deposits such Net Cash Proceeds in a cash collateral deposit account over which the Lender shall have sole dominion and control, and which shall constitute part of the Collateral under the Security Documents and may be applied as provided in Section 8.03 if an Event of Default occurs and is continuing. If at the end of any such 365 day period any portion of such Net Cash Proceeds from Events of Loss has not been so used to rebuild or restore the affected property, the Borrower will immediately make a prepayment of the Loans, to the extent required above. So long as no Default or Event of Default has occurred and is continuing, the Lender is authorized to disburse amounts from such cash collateral deposit account to or at the direction of the Borrower for application to the costs of rebuilding or restoration of the affected property. Any amounts not so applied to the costs of rebuilding or restoration or as provided in Section 8.03 shall be applied to the prepayment of the Loans as provided above.

(d) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Sections 2.11(c)(v), (vii) or (viii) above shall be applied as a mandatory prepayment of principal of first, the outstanding Term Loans, with such amounts being applied to the Scheduled Repayments thereof in the inverse order of their maturity, and second, the outstanding Revolving Loans.

(e) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Lender shall, subject to the above, make such designation in its sole discretion and will endeavor in good faith to minimize breakage costs owing under Article III.

(f) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.11 shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.12 Method and Place of Payment.

(a) Generally. All payments made by the Borrower hereunder under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

(b) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Lender on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

(c) Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) on the date when due shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs, Illegality, etc.

(a) In the event that the Lender shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or

(ii) at any time, that the Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that the Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any Change in Law (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of the Lender in any such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by the Lender in good faith with any Change in Law since the Closing Date, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which the Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, the Lender shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower of such determination. Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Lender notifies the Borrower that the circumstances giving rise to such notice by the Lender no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to the Lender, promptly following written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Lender shall determine) as shall be required to compensate the Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to the Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by the Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Lender telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by the Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Lender, require the Lender to Convert each such Eurodollar Loan into a Base Rate Loan.

(c) If the Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by the Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by the Lender to be material to the rate of return on the Lender’s or its parent corporation capital or assets as a consequence of the Lender’s commitments or obligations hereunder to a level below that which the Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s or its parent corporation policies with respect to capital adequacy), then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its parent corporation for such reduction. The Lender, upon determining reasonably that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Lender shall not be entitled to compensation or payment or reimbursement of other amounts under Section 3.01 or Section 3.04 for any amounts incurred or accruing more than 90 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections, and (ii) the Lender shall not demand compensation for any reduction referred to in Section 3.01(c) or payment or reimbursement of other amounts under Section 3.04 if it shall not at the time be the general policy or practice of the Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 3.02 Breakage Compensation. The Borrower shall compensate the Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund the Eurodollar Loans and costs associated with foreign currency hedging obligations incurred by the Lender in connection with any Eurodollar Loan) which the Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by the Lender) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of the Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement. The written request of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such request within 15 days after receipt thereof.

Section 3.03 Net Payments.

(a) All payments made by or on account of any obligation of any Credit Party hereunder, under any Note or any other Loan Document, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in this Section 3.03(a), any tax imposed on or measured by the net income or net profits of the Lender and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which the Lender is organized or the jurisdiction in which the principal office of the Lender, as applicable, is located or any subdivision thereof or therein) and all interest, penalties, additions to tax or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the applicable Credit Party agrees to pay the full amount of such Taxes and such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 3.03) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Loan Document. The Credit Parties will indemnify and hold harmless the Lender, and reimburse the Lender upon its request, for the full amount of any Taxes payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The applicable Credit Party will furnish to the Lender within 15 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the Lender, evidencing such payment by the Borrower.

(b) If the Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrower pursuant to this Section 3.03, it shall promptly remit such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket costs and expenses (including Taxes) with respect to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) to the Borrower; provided, however, that the Borrower agrees to promptly repay any such refund (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (b), in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph (b) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person. Nothing contained herein shall impose an obligation on the Lender to apply for any such refund.

Section 3.04 Increased Costs to LC Issuers. If after the Closing Date, there is a Change in Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or the Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or the Lender’s participation therein, or (ii) impose on such LC Issuer or the Lender any other conditions affecting this Agreement, any Letter of Credit or the Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or the Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or the Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such LC Issuer or the Lender (a copy of which notice shall be sent by such LC Issuer or the Lender to the Lender), the Borrower shall pay to such LC Issuer or the Lender such additional amount or amounts as will compensate any such LC Issuer or the Lender for such increased cost or reduction. A certificate submitted to the Borrower by any LC Issuer or the Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or the Lender to the Lender), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or the Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.04.

Section 3.05 Change of Lending Office.

(a) The Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a)(ii) or (iii), 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, the Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another Payment Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that the Lender suffers no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrower or the right of the Lender provided in Sections 3.01, 3.03 or 3.04.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lender to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i) Credit Agreement. This Agreement shall have been executed by the Borrower, the Lender and each LC Issuer.

(ii) Notes. The Borrower shall have executed and delivered to the Lender the Notes.

(iii) Subsidiary Guaranty. The Subsidiary Guarantors, if any, shall have duly executed and delivered a Guaranty of Payment (the “Subsidiary Guaranty”), substantially in the form attached hereto as Exhibit C-1.

(iv) Security Agreement. Each Credit Party shall have duly executed and delivered a Pledge and Security Agreement (the “Security Agreement”), substantially in the form attached hereto as Exhibit C-2, and shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance satisfactory to the Lender: (A) a Perfection Certificate and (B) each other Security Document that is required by this Agreement or the Security Agreement.

(v) Other Loan Documents. Each Credit Party shall have executed and delivered to the Lender each other Loan Document required to be delivered on the date hereof to which it is a party.

(vi) Fees. The Borrower shall have (A) executed and delivered to the Lender the Lender Fee Letter and shall have paid to the Lender, for its own account, the fees required to be paid by it on the Closing Date and (B) paid or caused to be paid all reasonable fees and expenses of the Lender and of special counsel to the Lender that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(vii) Corporate Resolutions and Approvals. The Lender shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party approving the Loan Documents to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and governmental approvals and third party consents and approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Loan Documents to which it is or may become a party and the transactions contemplated thereby.

(viii) Incumbency Certificates. The Lender shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(ix) Opinions of Counsel. The Lender shall have received such opinions of counsel to the Credit Parties as the Lender shall request, each of which shall be addressed to the Lender and dated the Closing Date and in form and substance satisfactory to the Lender.

(x) Recordation of Security Documents, Delivery of Collateral. (i) each UCC financing statement shall have been delivered to Lender as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests granted to the Lender under the Loan Documents and (ii) all Intercompany and Third Party Notes (as defined in the Security Agreement) and all certificates representing Pledged Equity Interests (as defined in the Security Agreement) shall have been delivered to the Lender, accompanied by any appropriate instruments of transfer.

(xi) Evidence of Insurance. The Lender shall have received certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

(xii) Search Reports. The Lender shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Lender, listing all of the effective financing statements filed against any Credit Party in its jurisdiction of incorporation or formation, together with copies of such financing statements.

(xiii) Corporate Charter and Good Standing Certificates. The Lender shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or Formation, as applicable, or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party; and (C) original certificates of good standing from each other jurisdiction in which each Credit Party is authorized or qualified to do business where the failure to be authorized or qualified could reasonably be expected to have a Material Adverse Effect.

(xiv) Closing Certificate. The Lender shall have received a certificate substantially in the form of Exhibit E hereto, dated the Closing Date, of an Authorized Officer of the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (A) no Default or Event of Default has occurred or is continuing; and (B) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents are true and correct in all material respects as of the Closing Date.

(xv) Solvency Certificate. The Lender shall have received a solvency certificate substantially in the form attached hereto as Exhibit F, dated as of the Closing Date, and executed by the Chief Financial Officer of the Borrower.

(xvi) Approvals and Consents. All governmental and third party consents and approvals (including Hart-Scott Rodino clearance) necessary or, in the opinion of the Lender, desirable in connection with the Transactions shall have been received, and all applicable waiting periods have expired without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on the ability of the Borrower or its Subsidiaries to consummate the Transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lender could have such effect.

(xvii) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Lender and its special counsel and the Lender shall have received all such counterpart originals or certified or other copies of such documents as the Lender or its special counsel may reasonably request.

(xviii) Financial Statements. The Lender shall have received (i) forecasts prepared by management of the Borrower of the financial statements of the Borrower and its Subsidiaries, on a quarterly basis for the first year after the Closing Date of the Facilities and on an annual basis thereafter for each year for the term of the Facilities, (ii) a pro forma balance sheet of the Borrower and its Subsidiaries after giving effect to the Transactions on the Closing Date; (iii) evidence satisfactory to the Lender that (A) pro forma T4Q Adjusted EBITDA (with such adjustments as are satisfactory to the Lender in its sole discretion) for the period ended December 31, 2014 is not less than $6,750,000, (B) the Leverage Ratio, on a pro forma basis as of the Closing Date, is not greater than 3.0 to 1.0 and (C) the minimum Adjusted Quick Ratio, on a pro forma basis as of the Closing Date, is not less than 1.75 to 1.0.

(xix) Target Acquisition Agreement. (A) The Lender shall be satisfied with the Target Acquisition Agreement, including all schedules and exhibits thereto, and all other agreements, instruments and documents relating thereto and (B) substantially concurrently with the making of the initial Loans on the Closing Date, the Target Acquisition and the Target Acquisition Agreement shall have been consummated in accordance with the terms and conditions of the Target Acquisition agreement and in compliance with all applicable laws, and the Target Acquisition Agreement and all such other agreements, instruments and documents relating thereto shall not have been altered, amended or otherwise modified or supplemented or any condition therein waived in a manner adverse to the Lender without the Lender’s prior written consent and all regulatory or other approvals required in connection therewith shall have been received.

(xx) Diligence. The Lender shall be satisfied with the results of its business, operations, collateral, tax, accounting, legal (including, without limitation, customer contracts and lease obligations), environmental, regulatory and other due diligence review of the Borrower, its Subsidiaries and Target.

(xxi) Capitalization. The Lender shall be satisfied with the pro forma capital and ownership structure of the Borrower and its Subsidiaries.

(xxii) Litigation. There shall not exist any litigation that could reasonably be expected to cause a material adverse change, in the judgment of the Lender, in or affecting the business, operations, property or condition (financial or otherwise) of the Credit Parties taken as a whole.

(xxiii) No Material Adverse Effect. Since December 31, 2013, there shall not have occurred any event, change, occurrence, circumstance or condition which either individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

(xxiv) Compliance with Laws. The Lender shall be satisfied that the Borrower, its Subsidiaries and the transactions contemplated by this Agreement, the other Loan Documents and the Target Acquisition Agreement shall be in compliance with all laws, statutes, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority in all material respects, including (immediately after giving effect to the Transactions) Regulations T, U and X of the Board of Governors of the Federal Reserve System, and shall have received satisfactory evidence of such compliance reasonably requested by it.

(xxv) Payment of Outstanding Indebtedness, etc. The Lender shall have received evidence that immediately after the making of the Loans on the Closing Date, all Indebtedness under the Existing Credit Agreement and any other Indebtedness not permitted by Section 7.04, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall have been paid in full, and the commitments in respect of such Indebtedness shall be permanently terminated, and all Liens securing payment of any such Indebtedness shall be released and the Lender shall have received all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

(xxvi) Patriot Act. The Lender shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(xxvii) Miscellaneous. The Credit Parties shall have provided to the Lender such other items and shall have satisfied such other conditions as may be reasonably required by the Lender.

Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lender to make or participate in each Credit Event (including the initial Credit Event on the Closing Date) is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Lender (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.05(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.08(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.04(b) with respect to each LC Issuance.

(b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (except that any representations and warranties that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Lender and each LC Issuer that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Sections.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lender and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Corporate Status. Each Credit Party (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing (to the extent the concept of good standing is applicable under the laws of such jurisdiction) or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.01 hereto lists, as of the Closing Date, each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein). The Equity Interests described on Schedule 5.01 are fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and except to the extent set forth on Schedule 5.01, there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party.

Section 5.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, in each case in any material respect, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any Material Contract or any other promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except (x) for such orders, consents, approvals, licenses, authorizations, validations or exemptions as have been already been obtained and (y) the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries or against any of their respective properties (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by the Borrower or any of the other Credit Parties pursuant to any of the Loan Documents.

Section 5.06 Use of Proceeds; Margin Regulations.

(a) The proceeds of all Loans and LC Issuances shall be utilized to (a) repay the obligations under the Existing Credit Agreement, (b) finance all or a portion of the Target Acquisition, (c) provide working capital and funds for general corporate purposes (including, without limitation, the making of Investments permitted hereunder and the funding of Permitted Acquisitions) of the Borrower and its Domestic Subsidiaries and (d) pay certain fees and expenses incurred in connection with the Transactions, in each case, not inconsistent with the terms of this Agreement.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Financial Statements.

(a) The Borrower has furnished to the Lender complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2012 and December 31, 2013 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year of the Borrower then ended, accompanied by the report thereon of KPMG; and (ii) the condensed consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and the related condensed consolidated statements of income and of cash flows of the Borrower and its consolidated Subsidiaries for each of the fiscal periods then ended. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments and the absence of the footnotes. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC

Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Borrower and its Subsidiaries, taken as a whole.

(b) The financial projections of the Borrower and its Subsidiaries for the fiscal years 2015 prepared by the Borrower and delivered to the Lender (the “Financial Projections”) were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity of the Borrower and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Borrower as of the Closing Date which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

Section 5.08 Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Lender and each LC Issuer under the Loan Documents. As of the Closing Date, the Borrower has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. As of the Closing Date, the Credit Parties, taken as a whole, have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature, and the Credit Parties, taken as a whole, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Credit Parties’ debts; and the Credit Parties are not entering into the Loan Documents with the intent to hinder, delay or defraud their creditors. For purposes of this Section 5.08, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.09 No Material Adverse Change. Since December 31, 2013, there has been no material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole.

Section 5.10 Tax Returns and Payments. Each Credit Party has filed all federal income and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except (A) for those taxes and assessments being contested in good faith by appropriate proceedings for which appropriate reserves have been set aside in accordance with GAAP or (B) where the failure to so pay would reasonably be expected to result in liability in an amount in excess of $500,000. Each Credit Party has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. No Credit Party knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 5.11 Title to Properties, etc. Each Credit Party has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens; provided, that in the case of Intellectual Property, the Credit Parties own or have a valid license to use all Intellectual Property material to their business. The interests of the Credit Parties in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of the Credit Parties, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Credit Parties and their Subsidiaries.

Section 5.12 Lawful Operations, etc. Each Credit Party and each of its Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except in each case for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Environmental Matters.

(a) Each Credit Party and each of their Subsidiaries is in compliance with all applicable Environmental Laws , except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Credit Parties and their Subsidiaries under any Environmental Law have been secured and the Credit Parties and their Subsidiaries are in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. No Credit Party nor any of their Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of any Credit Party, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or any of their Subsidiaries that are known by the Credit Parties or as to which any Credit Party or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against a Credit Party or any of its Subsidiaries or any Real Property of any Credit Party or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Credit Parties, Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

Section 5.14 Compliance with ERISA. Compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Credit Parties and each of their Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Lender in writing.

Section 5.15 Intellectual Property, etc. Each Credit Party and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

Section 5.16 Investment Company Act, etc. No Credit Party nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, or any applicable state public utility law.

Section 5.17 Insurance. The Credit Parties and each of their Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03.

Section 5.18 Burdensome Contracts; Labor Relations. No Credit Party nor any of their Subsidiaries (a) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (b) is subject to any material strike, slowdown, workout or other concerted interruptions of operations by employees of a Credit Party or any Subsidiary, whether or not relating to any labor contracts, (c) is subject to any significant pending or, to the knowledge of any Credit Party, threatened, unfair labor practice complaint, before the National Labor Relations Board, (d) is subject to any significant pending or, to the knowledge of any Credit Party, threatened grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement, or (e) is subject to any significant pending or, to the knowledge of any Credit Party, threatened significant strike, labor dispute, slowdown or stoppage, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.19 Security Interests. Once executed and delivered, each of the Security Documents purporting to create a Lien on an asset of any Credit Party creates, as security for the Secured Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Lender, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

Section 5.20 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein (including, without limitation, information provided to the Lender under the USA Patriot Act), other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Borrower or any of its Subsidiaries is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 5.21 Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

Section 5.22 OFAC; USA Patriot Act; FCPA

(i) OFAC. Each of the Borrower and each of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is in material compliance with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

(ii) Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order, (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order or (iv) is located in any country or territory to the extent that such country or territory itself, or such country’s or territory’s government, is the subject of any Sanction.

(iii) The Borrower will not, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or, to the Borrower’s knowledge, any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(iv) USA Patriot Act. Each of the Borrower and each of its Subsidiaries is in material compliance with the USA Patriot Act.

(v) Foreign Corrupt Practices Act. Each of the Borrower and each of its Subsidiaries is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended and the Borrower and each Subsidiary has policies, procedures and internal controls reasonably designed to ensure compliance with the United States Foreign Corrupt Practices Act of 1977, as amended. No part of the proceeds of any Credit Extension will be used, directly or indirectly, by the Borrower or any of its Subsidiaries, or to the actual knowledge of any Credit Party, by any other Person, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended

Section 5.23 Material Contracts. Neither any Credit Party nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party which default could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no Credit Party nor any of its Subsidiaries has received notification of any outstanding material disputes with any Material Customer.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full or Cash Collateralized as provided herein.

Section 6.01 Reporting Requirements. The Borrower will furnish to the Lender:

(a) Annual Financial Statements. As soon as available (to the extent not provided pursuant to paragraph (i) of this Section 6.01) and in any event within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of KPMG or other independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified.

(b) Quarterly Financial Statements. As soon as available (to the extent not provided pursuant to paragraph (i) of this Section 6.01) and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrower by the Chief Financial Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, a certificate (a “Compliance Certificate”), substantially in the form of Exhibit D, signed by the Chief Financial Officer of the Borrower to the effect that (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower has taken or proposes to take with respect thereto, (ii) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07 and (iii) attaching an accounts receivable aging as of such date

(d) Budgets and Forecasts. Not later than 60 days after the commencement of any fiscal year of the Borrower and its Subsidiaries, commencing with the fiscal year ending December 31, 2016, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(e) Notices. Promptly, and in any event within three Business Days, after any Credit Party or any of its Subsidiaries obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding or investigation pending against any Credit Party or any of its Subsidiaries or the occurrence of any other event, if the same would be reasonably likely to have a Material Adverse Effect;

(iii) any significant change in, or event or circumstance related to, the Borrower’s or any Subsidiary’s relationship with any Material Customer, in each case, which could reasonably be expected to result in a Material Adverse Effect.

(f) ERISA. Promptly, and in any event within 10 days after any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate knows of the occurrence of any ERISA Event, the Borrower will deliver to the Lender a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by the Borrower or such Subsidiary of the Borrower or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto.

(g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of a Credit Party or any Subsidiary of a Credit Party obtaining knowledge thereof, notice of one or more of the following environmental matters which could reasonably be expected to result in a Material Adverse Effect: (i) any pending or threatened material Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Subsidiaries that (A) results in noncompliance by such Credit Party or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a Environmental Claim against such Credit Party or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries as required by any Environmental Law or any governmental or other Global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, such Credit Party’s or such Subsidiary’s response thereto and the potential exposure in Dollars of the Credit Parties and their Subsidiaries with respect thereto.

(h) Tax Matters. Promptly, and in any event within 10 Business Days after, an officer of the Borrower or any of its Subsidiaries obtaining knowledge thereof, notice of any tax liability, penalty or assessment in each case, which could reasonably be expected to result in a Material Adverse Effect.

(i) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that the Borrower or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms). Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system or the Borrower’s official website will be deemed to have been provided in accordance with this clause (i) so long as the Lender has received notification of the same.

(j) Management Reports. Together with the delivery of the financial statements pursuant to subparts (a) and (b) above, to the extent not provided in the press released filed with the SEC, a management report (i) describing the operations and financial conditions of the Borrower and its Subsidiaries for the period then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials) and (ii) discussing the reasons for any significant variations from the budgets and forecasts delivered pursuant to subpart (e).

(k) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Borrower furnishes to its stockholders generally (to the extent not provided pursuant to paragraph (i) of this Section 6.01).

(l) Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrower and/or any of its Subsidiaries which is submitted to the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of the Borrower or any of its Subsidiaries.

(m) Reserved.

(n) Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate and (ii) certifying that neither the Borrower nor any of its Subsidiaries has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(o) Reserved.

Section 6.02 Books, Records and Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its assets and business, as the case may be, in accordance with GAAP (where applicable); and (ii) permit, upon reasonable prior notice to the Borrower, officers and designated representatives of the Lender to visit and inspect the offices of the Credit Parties, to examine the books of account of the Credit Parties, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Lender may request; provided, however, so long as no Event of Default is continuing, the Lender shall conduct only one such visit per fiscal year.

Section 6.03 Insurance.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries as of the Closing Date, subject to such changes as determined by the Borrower to be reasonably necessary, so long as any such changes are not materially adverse to Lender in any respect and (ii) forthwith upon the Lender’s written request, furnish to the Lender such information about such insurance as the Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Lender and certified by an Authorized Officer of the Borrower.

(b) The Borrower will, and will cause each other Credit Party to, at all times keep its and their respective property that is subject to the Lien of any Security Document insured in favor of the Lender and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower or any such Credit Party) (i) subject to clause (d) below, shall be endorsed to the Lender’s reasonable satisfaction for the benefit of the Lender (including, without limitation, by naming the Lender as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state, to the extent provided by each insurer, that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Lender or, if not provided by the insurer, Borrower shall promptly notify Lender upon Borrower’s receipt of any notice of cancellation, and (iii) shall in the case of any such certificates or endorsements in favor of the Lender, be delivered to or deposited with the Lender.

(c) If the Borrower or any other Credit Party shall fail to maintain any insurance in accordance with this Section, or if the Borrower or any such Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto (as and when required by clause (d) below), the Lender shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Lender on demand for all costs and expenses of procuring such insurance.

(d) Within 90 days of the Closing Date, the Borrower shall deliver to Lender endorsements naming the Lender as an additional insured on the liability insurance policies of the Credit Parties and as a loss payee and mortgagee, as appropriate, on the property insurance policies of the Credit Parties.

Section 6.04 Payment of Taxes and Claims. Each Credit Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any of its Subsidiaries; provided, however, that no Credit Party nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (A) that is being contested in good faith and by proper proceedings for which adequate reserves have been set aside in accordance with GAAP if (i) such Credit Party or such Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim or (B) to the extent the failure to so pay would reasonably be expected to result in liability in an amount in excess of $500,000. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

Section 6.05 Corporate Franchises. Each Credit Party will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect (i) its corporate existence and (ii) all franchises, licenses, permits and approvals necessary to the conduct of its business or ownership of property, other than any such franchises, licenses, permits or approvals the failure of which to maintain would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.

Section 6.06 Good Repair. Except as would not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

Section 6.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower will maintain in effect and enforce policies, procedures and internal controls designed, in its reasonable business judgment, to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with the United States Foreign Corrupt Practices Act of 1977and applicable Sanctions in all material respects.

Section 6.08 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

(a) Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that the failure to so comply or pay would not reasonably be expected to have a Material Adverse Effect.

(b) [Reserved];

(c) No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not be reasonably expected to have a Material Adverse Effect.

(d) Reserved.

Section 6.09 Certain Subsidiaries to Join in Subsidiary Guaranty. In the event that at any time after the Closing Date, the Borrower or any Subsidiary Guarantor acquires, creates or has any directly owned Domestic Subsidiary that is not already a party to the Subsidiary Guaranty, the Borrower will promptly, but in any event within 10 Business Days (or such later date as agreed to by the Lender in its sole discretion), cause such Subsidiary to deliver to the Lender, (a) a Guaranty Supplement (as defined in the Subsidiary Guaranty), duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Lender shall reasonably request, in each case, in form and substance reasonably satisfactory to the Lender and (c) all such documents, instruments, agreements and certificates as are similar to those described in Section 6.10, and the Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 6.10.

Section 6.10 Additional Security; Real Estate Matters; Further Assurances.

(a) Additional Security. Subject to subpart (b) below, if the Borrower or any Subsidiary Guarantor acquires, owns or holds an interest in any Real Property with a fair market value in excess of

$2,000,000 or any personal property that is not at the time included in the Collateral, the Borrower will promptly notify the Lender in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Lender under this Section, and the Borrower will, or will cause such Subsidiary to, within 30 Business Days (or such later date as permitted by the Lender in its sole discretion) of the acquisition thereof, grant to the Lender a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Lender deems appropriate (collectively, the “Additional Security Document”) or a joinder in any existing Security Document; provided, however, that any Mortgages required to be delivered hereunder shall be delivered within 30 Business Days (or such later date as permitted by the Lender in its sole discretion) in accordance with paragraph (c) of this Section 6.10 below. Furthermore, the Borrower shall cause to be delivered to the Lender such opinions of local counsel, corporate resolutions, a Perfection Certificate, consents of landlords, Collateral Access Agreements and other related documents as may be reasonably requested by the Lender in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Lender.

(b) Foreign Subsidiaries and Foreign Subsidiary Holdcos. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to pledge (or cause to be pledged) more than 65% of the Equity Interests in any Foreign Subsidiary Holdco or any first tier Material Foreign Subsidiary, or any of the Equity Interests in any other Foreign Subsidiary, or to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to the Security Agreement or any other Security Document.

(c) Real Estate Matters. The Credit Parties shall have delivered to the Lender (x) with respect to each parcel of Real Property with a fair market value in excess of $2,000,000 owned by a Credit Party on the Closing Date, within 30 days (or such later date as permitted by the Agent in its sole discretion) of the Closing Date, and (y) with respect to each parcel of Real Property acquired by any Credit Party after the Closing Date that is required to become subject to a Mortgage pursuant to Section 6.10(a) above, within 30 Business Days (or such later date as permitted by the Lender in its sole discretion) of the acquisition thereof, all of the following:

(i) an American Land Title Association ( ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Lender (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Lender (taking into account the estimated value of the property involved), insuring fee simple title to, or a valid leasehold interest in, such Real Property vested in the applicable Credit Party and assuring the Lender that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens and a standard survey exception, which Title Policy (1) shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Lender and (2) shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;

(ii) a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date of execution of the applicable Mortgage and satisfactory in form and substance to the Lender;

(iii) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such real Property;

(iv) evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such Real Property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Closing Date Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;

(v) a survey, in form and substance reasonably satisfactory to the Lender, of such Real Property, certified in a manner satisfactory to the Lender by a licensed professional surveyor reasonably satisfactory to the Lender;

(vi) a certificate of the Borrower identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party during the five-year period prior to the date of execution of the Mortgage relating to such Real Property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been requested or received by any Credit Party (or its counsel), together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized); and all such environmental reports shall be satisfactory in form and substance to the Lender;

(vii) an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, satisfactory in form and substance to the Lender, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage as the Lender may reasonably request;

(viii) upon request of the Lender, the Lender shall have received appraisals, satisfactory in form and substance to the Lender, dated not more than 60 days prior to the date of execution of each Mortgage and addressed to the Lender or accompanied by a separate letter indicating that the Lender may rely thereon, from one or more nationally recognized appraisal firms, satisfactory to the Lender, covering (i) the Real Properties, and (ii) all other tangible property, plant and equipment owned by any Credit Party, that is to be subjected to the Lien of the Security Agreement and is located at any plant or facility owned or leased by any Credit Party in the United States, which appraisals shall set forth (A) the “fair market value” of such property (i.e., the amount at which such property would equitably exchange between a willing buyer and a willing seller, neither being under a compulsion and both having reasonable knowledge of all relevant facts on the premise that such property will continue in its present use as part of an ongoing business enterprise), (B) the “orderly disposal value” of such property (i.e., the amount which may be realized through a forced sale disposal of such property when a reasonable time to find a buyer is allowed), and (C) the “forced liquidation value” of such property (i.e., the amount which may be realized through an immediate forced sale disposal of such property), in each case as determined in accordance with sound appraisal standards; and

(ix) Taxes. The Credit Parties shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in this Section 6.10(c), including but not limited to (A) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of the Notes, any of the Mortgages or any of the other Loan Documents or the recording of any of the same or any other documents related thereto; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Loan Documents or any other related documents in the appropriate public records.

(d) Landlord/Mortgagee/Bailee Waivers. Within 90 days of the Closing Date, the Borrower shall use commercially reasonable efforts to obtain, and will maintain in effect, Collateral Access Agreements in form and substance reasonably satisfactory to the Lender covering any leased Real Property (A) where the Borrower’s headquarters or chief executive office is located or (B) where Collateral with a value of $1,000,000 or greater is located.

(e) Further Assurances. The Credit Parties will, and will cause each of their respective Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Lender from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Lender may reasonably require. If at any time the Lender determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

Section 6.11 Control Agreements; Cash Management.

(i) Control Agreements. Within 90 days following the Closing Date (or such later date as may be permitted by the Lender in its sole discretion), each Credit Party will enter into, deliver to the Lender, and maintain in effect, Control Agreements with respect to each Deposit Account and securities account of such Credit Party that is not maintained with KeyBank National Association and which is required to be the subject of a Control Agreement pursuant to the Security Agreement. Each Control Agreement shall be in form and substance reasonably satisfactory to the Lender.

(ii) Deposits with Lender. Within 45 days of the Closing Date, the Borrower and its Domestic Subsidiaries shall have deposited all of their domestic cash in excess of $10,000,000 in deposit accounts maintained with or by the Lender.

Section 6.12 Material Contracts. Each Credit Party and each of its Subsidiaries will perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, shall maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, and no Credit Party will take any action that would cause any such Material Contract to not be in full force and effect except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.13 Use of Proceeds. Use the proceeds of all Loans and LC Issuances only for the purposes set forth in Section 5.06(a).

Section 6.14 ERISA. The Borrower shall cause each Plan to comply in all material respects with the applicable provisions of ERISA and the Code, except where failure to so comply would not reasonably be expected to result in liability in an amount in excess of $2,000,000.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full, or Cash Collateralized as herein provided:

Section 7.01 Changes in Business. Neither the Borrower nor any of its Subsidiaries will engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and any other businesses reasonably related thereto or any reasonable extension thereof.

Section 7.02 Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, and will not permit any Subsidiary to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:

(a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; or (iii) any Foreign Subsidiary of the Borrower with or into any other Foreign Subsidiary of the Borrower;

(b) the liquidation or dissolution of any Subsidiary of the Borrower if the Borrower determines, in its commercially reasonable business judgment, that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries;

(c) any Asset Sale by (i) the Borrower to any other Credit Party, (ii) any Subsidiary of the Borrower to any Credit Party; or (iii) any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower;

(d) any transaction permitted pursuant to Section 7.05;

(e) the Borrower or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied; and

(f) non-exclusive licenses of real or personal property in the ordinary course of business;

(g) in addition to any Asset Sale permitted above, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair value and at least 75% of such consideration consists of cash or Cash Equivalents and (ii) the aggregate amount of all Asset Sales made pursuant to this subpart during any fiscal year of the Borrower shall not exceed $1,000,000.

Section 7.03 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Borrower or any such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.03 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Liens do not extend to any additional property other the property encumbered thereby on the Closing Date and after-acquired property that is affixed or incorporated into the property covered by such Liens, (ii) the replacement, renewal or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, are permitted by Section 7.04 and (iii) the modification, replacement, renewal or extension of such Liens does not increase the amount of the Indebtedness secured or benefitted thereby, other than by the amount of any reasonable fees and expenses incurred in connection therewith;

(c) Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Borrower or any Subsidiary of the Borrower or any target of a Permitted Acquisition, provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement or, in the case of any such liens on the target of a Permitted Acquisition or a Subsidiary acquired after the Closing Date, such liens were not granted or created in contemplation of such Acquisition, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary of the Borrower or any target of a Permitted Acquisition, as the case may be; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; or

(d) any Lien granted to the Lender securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents.

Section 7.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) the Indebtedness set forth on Schedule 7.04 hereto, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c) (i) Indebtedness consisting of Capital Lease Obligations of the Borrower and its Subsidiaries, (ii) Indebtedness secured by a Lien referred to in Section 7.03(c), and (iii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) plus the aggregate outstanding principal amount of any Indebtedness outstanding under subparts (k) and (l) of this Section 7.04 shall not exceed $5,000,000 in the aggregate at any time;

(d) Indebtedness constituting Permitted Foreign Subsidiary Loans; provided that such Indebtedness is subject to the Intercompany Subordination Agreement;

(e) any intercompany loans (i) made by the Borrower or any Subsidiary of the Borrower to any Credit Party; or (ii) made by any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower; provided that such loans are subject to the Intercompany Subordination Agreement;

(f) Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(g) Indebtedness constituting Guaranty Obligations permitted by Section 7.05;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(j) other unsecured Indebtedness of the Borrower to the extent not permitted by any of the foregoing subparts, provided that (i) all such Indebtedness constitutes Subordinated Indebtedness, (ii) at the time of the incurrence of such Indebtedness no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (iii) the documentation with respect to such Indebtedness shall be in form and substance reasonably satisfactory to the Lender, (iv) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness; (v) the final maturity of such Indebtedness is at least 90 days after the Revolving Facility Termination Date;

(k) additional Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness for borrowed money) to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness permitted by this subpart (k) plus the aggregate outstanding principal amount of any Indebtedness (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) outstanding under subparts (c) and (l) of this Section 7.04 shall not exceed $5,000,000 in the aggregate at any; and

(l) additional Indebtedness of non-Credit; provided the aggregate outstanding principal amount of Indebtedness permitted by this subpart (l) plus the aggregate outstanding principal amount of any Indebtedness (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) outstanding under subparts (c) and (l) of this Section 7.04 shall not exceed $5,000,000 in the aggregate at any time.

Section 7.05 Investments and Guaranty Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a) Investments by the Borrower or any of its Subsidiaries in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans and advances to employees, officers and directors, in each case incurred in the ordinary course of business, provided the aggregate outstanding amount of all such loans and advances shall not exceed $1,000,000 at any time;

(f) to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described on Schedule 7.05 hereto and any reinvestments or extensions thereof;

(g) any Guaranty Obligations of the Borrower or any Subsidiary in favor of the Lender, each LC Issuer and any other benefited creditors under any Designated Hedge Agreements pursuant to the Loan Documents;

(h) Investments of the Borrower and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i) Investments (i) of the Borrower or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of the Borrower in any Credit Party made after the Closing Date, (iii) of any Credit Party in any other Credit Party (other than the Borrower) made after the Closing Date, or (iv) constituting Permitted Foreign Subsidiary Loans, provided that such loans are subject to the Intercompany Subordination Agreement;

(j) intercompany loans and advances permitted by Section 7.04(e);

(k) the Acquisitions permitted by Section 7.02;

(l) notes payable to, or Equity Interests issued by, account debtors, customers and suppliers of Borrower and its Subsidiaries in settlement of delinquent obligations or pursuant to a bankruptcy or insolvency proceeding of any such Person;

(m) any Guaranty Obligation with respect to any Indebtedness that is permitted by Section 7.04;

(n) other Investments by the Borrower or any Subsidiary of the Borrower in any other Person (other than the Borrower or any of its Subsidiaries) made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $1,000,000, taking into account the repayment of any loans or advances comprising such Investments;

(o) Investments in the form of prepaid expenses in the ordinary course of business; and

(p) Reinvestment of Net Proceeds as provided in Section 2.11.

Section 7.06 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional Equity Interests (or warrants, options or other rights to acquire additional Equity Interests); and

(b) (i) any Subsidiary of the Borrower may declare and pay or make Capital Distributions to any Credit Party, and (ii) any Foreign Subsidiary of the Borrower may declare and pay or make Capital Distributions to any other Foreign Subsidiary or to any Credit Party;

(c) payments permitted pursuant to Section 7.13; and

(d) other Capital Distributions by the Borrower in an amount not to exceed $100,000 in any fiscal year.

Section 7.07 Financial Covenants.

(a) Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than 3.00:1.00 for any Testing Period measured on the last day of each applicable fiscal quarter, commencing with the fiscal quarter ending March 31, 2015.

(b) Minimum Adjusted Quick Ratio. The Borrower will not permit the Adjusted Quick Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2015, to be less than 1.75:1.00.

Section 7.08 Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries to exceed $4,000,000 in any fiscal year; provided, however, that (1) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 7.08 for such fiscal year (before giving effect to any carryover), then an amount not exceeding 100% of such shortfall may be added to the amount of Capital Expenditures permitted under this Section 7.08 for the immediately succeeding (but not any other) fiscal year and (2) in determining whether any amount is available for carryover pursuant to clause (1) above, the amount expended in any fiscal year shall first be deemed to be from the amount allowed for such fiscal year before giving effect to any carryover).

Section 7.09 Limitation on Certain Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, or to make loans or advances to the Borrower or any of the Borrower’s other Subsidiaries, or transfer any of its property or assets to the Borrower or any of the Borrower’s other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.04, (vii) restrictions affecting any Foreign Subsidiary of the Borrower under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person and (x) customary provisions restricting the sale of assets subject to an Asset Sale permitted under this Agreement pending the closing of such permitted Asset Sale.

Section 7.10 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate that in the good faith judgment of the Borrower comply with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.

Section 7.11 Modification of Certain Agreements. Without the prior written consent of the Lender, the Borrower will not, and will not permit any Subsidiary to, amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) any Subordinated Debt Document (other than any amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of the Subordinated Indebtedness and that (i) extends the maturity or reduces the amount of any repayment, prepayment or redemption of the principal of such Subordinated Indebtedness, (ii) reduces the rate or extends any date for payment of interest, premium (if any) or fees payable on such Subordinated Indebtedness or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Borrower or other Subsidiary party thereto);

(b) any of the terms of any preferred Equity Interests of the Borrower or its Subsidiaries (other than any such amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of such preferred stock and that (i) extends the scheduled redemption date or reduces the amount of any scheduled redemption payment or (ii) reduces the rate or extend any date for payment of dividends thereon);

(c) any Credit Party’s Organizational Documents;

(d) any Material Indebtedness Agreement, except to the extent that such amendment, modification, supplement, waiver or other change, or forbearance, could not reasonably be expected to cause a Material Adverse Effect.

Section 7.12 Sale and Lease-Back Transactions. The Borrower shall not, and will not permit any Subsidiary to, enter into any Sale and Lease Back Transactions unless (a) the sale or transfer of such property is permitted by Section 7.02 and (b) any Capital Lease Obligations arising in connection therewith are permitted by Section 7.04(c).

Section 7.13 Prepayments of Certain Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, repay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, except for the payment of regularly scheduled principal, interest and mandatory prepayments and ‘AHYDO’ payments with respect thereto, in each case, subject to the terms of the intercreditor arrangement applicable to such Subordinated Indebtedness.

Section 7.14 Accounting Changes; Fiscal Year.

(a) The Borrower shall not, and shall not permit any Subsidiary to, make or permit any material change in accounting policies or reporting practices, without the consent of the Lender, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.

Section 7.15 Reserved.

Section 7.16 Intellectual Property. No Credit Party shall (i) mortgage, pledge, collaterally assign, grant a lien on or security interest in or otherwise encumber any of its Intellectual Property in favor of any Person without the Lender’s prior written consent or (ii) enter into any agreement, document, instrument or other arrangement with any Person other than the Lender which directly or indirectly prohibits or has the effect of mortgaging, pledging, collaterally assigning, granting a security interest in or lien on or otherwise encumbering any of its Intellectual Property, except as otherwise permitted hereunder.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or (iii) fail to Cash Collateralize any LC when required to do so hereunder; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Certain Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01(e)(i), 6.05(i) or Article VII of this Agreement; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of (A) any term, covenant or Agreement contained in Sections 6.01(a)-(d) or 6.03 of this Agreement and such default is not remedied within 10 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Lender or (B) any term, covenant or agreement contained in this Agreement or any other Loan

Document (other than those referred to in Section 8.01(a) or (b) or (c) or (d)(A) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Lender; or

(e) Cross Default Under Other Agreements: the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f) Invalidity of Loan Documents or Liens: any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(g) Invalidity of Liens: any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give the Lender, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on any Collateral covered thereby; or

(h) Judgments: (i) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $100,000 or more in the aggregate for all such judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $100,000 and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(i) Insolvency Event: any Insolvency Event shall occur with respect to the Borrower or any Subsidiary of the Borrower; or

(j) ERISA: (i) any of the events described in clauses (i) through (xi) of the definition of “ERISA Event” shall have occurred that would reasonably be expected to result in liability in an amount in excess of $2,000,000; or

(k) Change of Control: if there occurs a Change of Control.

Section 8.02 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Lender may take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of the Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Borrower to Cash Collateralize all or any portion of the LC Outstandings in an amount determined by the Lender; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(i) shall occur, the result that would occur upon the giving of written notice by the Lender as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Lender;

(ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit;

(iv) fourth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lender and each LC Issuer in proportion to the aggregate of all such amounts;

(v) fifth, to the Lender for the benefit of each LC Issuer to Cash Collateralize 105% of the amount of the LC Outstandings;

(vi) sixth, to amounts due to the Lender in respect of Banking Services Obligations;

(vii) seventh, to amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Lender that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(viii) eighth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Lender, each LC Issuer and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(ix) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Payment of Expenses etc. The Borrower agrees to pay (or reimburse the Lender or its Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Lender in connection with the negotiation, preparation, and execution and delivery of the Loan Documents and the documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of any individual counsel to the Lender, subject to the Lender Fee Letter; (ii) all reasonable out-of-pocket costs and expenses of the Lender in connection with any amendment, waiver or consent relating to any of the Loan Documents that are requested by any Credit Party; (iii) all costs and expenses of the Lender and its Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of any individual counsel to the Lender (including, without limitation, allocated costs of internal counsel); (iv) any and all present and future stamp, court or documentary, intangible, recording, filing and other similar taxes with respect to the foregoing matters or otherwise with respect to any Loan Document and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

Section 9.02 Indemnification. The Borrower and each other Credit Party agree to indemnify the Lender and its respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, other than transactions solely involving the assignment by the Lender of all or a portion of its Loans and Commitments, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrower or any of its Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an Affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 9.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of the Lender or LC Issuer wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The Lender and LC Issuer agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 9.04 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, to it at One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention Thomas Conway: (Telecopier No. (201) 935-5187)

(ii) if to the Lender, to it at the Notice Office.

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c) Electronic Communications. Notices and other communications to the Lender or an LC Issuer hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Lender. The Lender and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 9.04(a).

Section 9.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that (i) the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender and (ii) so long as no Event of Default is continuing, the Lender shall not assign or trade any of its rights or obligations hereunder without the prior written consent of the Borrower, not to be unreasonably withheld. Lender shall maintain a register for the recordation of the names and addresses of Lender and any other Persons owning an interest in any Loan, including the principal amounts of (and stated interest on) such Loan owing to Lender and any such other Persons pursuant to the terms hereof from time to time, and shall amend such register to reflect any such sale, assignment, pledge or other transfer. An assignee or other transferee shall be entitled to the benefits of Section 3.01 with respect to its assignment or other transfer as if it were Lender.

Section 9.06 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 9.04, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 9.06(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 9.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Lender.

Section 9.08 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 9.09 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.10 Amendment or Waiver. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Lender.

Section 9.11 Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III or Section 9.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 9.12 Domicile of Loans. The Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of the Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to the Lender prior to such transfer.

Section 9.13 Confidentiality.

(a) Each LC Issuer and the Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, (9) with the consent of the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Lender or any LC Issuer on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section.

(b) As used in this Section, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender or any LC Issuer on a non-confidential basis prior to disclosure by the Borrower.

(c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Lender or any LC Issuer to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 9.14 Lender Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Lender, on the other hand, is solely that of debtor and creditor, and the Lender and each LC Issuer have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 9.15 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Lender or any holder of any Notes by or on behalf of the

Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Lender.

Section 9.16 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by the Lender.

Section 9.19 USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

AMBER ROAD, INC. as the Borrower

By:	/s/ Thomas Conway
Name:	Thomas Conway
Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as the Lender and LC Issuer

By:	/s/ Geoff Smith
Name:	Geoff Smith
Title:	Senior Vice President